Exhibit 99.1

Macquarie Infrastructure Company LLC Reports First Quarter 2014 Financial Results, Continued Growth in Cash Generation

  Quarterly proportionately combined Free Cash Flow increases 7.9% to $64.9 million
  Proportionately combined Free Cash Flow per share of $1.15 in 2014 versus $1.26 in 2013
  $0.9375 ($3.75 annualized) per share cash dividend to be paid May 15th to holders of record on May 12th
  Galaxy and Boca Aviation transactions closed on April 30

NEW YORK--(BUSINESS WIRE)--April 30, 2014--Macquarie Infrastructure Company LLC (NYSE:MIC) reported 7.9% growth in proportionately combined Free Cash Flow to $64.9 million in the first quarter of 2014 from $60.2 million in the first quarter of 2013. Proportionately combined Free Cash Flow per share declined to $1.15 versus $1.26 in the prior comparable period.

Growth in aggregate Free Cash Flow was offset on a per share basis by an 18.5% increase in the weighted number of shares outstanding following equity capital raises by the Company in the second and fourth quarters of 2013 and the reinvestment in shares of base management and performance fees incurred in 2013. MIC noted that the $0.11 decrease in Free Cash Flow per share for the quarter was a function of principally three matters:

1. The absence of approximately $0.07 per share in incremental Free Cash Flow that MIC expects as a result of the acquisitions involving five fixed base operations (FBO) from Galaxy Aviation and one FBO from Boca Aviation (collectively the “Galaxy transactions”) that did not close in the first quarter of 2014 but for which the company raised equity capital to fund in December of 2013. The Galaxy transactions closed on April 30;

2. The unusually low (and temporary) rate of interest on the debt facilities of Atlantic Aviation in the first quarter in 2013 due to the expiration of interest rate swaps. Had Atlantic Aviation’s debt borne interest at the current rate, proportionately combined Free Cash Flow per share would have been $0.10 lower in the first quarter of 2013; and

3. Approximately $0.03 per share from the timing of 2013 federal income tax provisioning by IMTT management that was subsequently corrected during 2013.

“The performance of our businesses and investments in the first quarter was marginally ahead of our expectations as both Atlantic Aviation and IMTT posted improved results. Our guidance for the full year 2014 is unchanged,” said James Hooke, Chief Executive Officer of MIC.

“Adjusted for the three matters identified – the timing of the Galaxy transactions, the expiration of Atlantic’s interest rate hedges, and the timing of IMTT’s 2013 tax provision - the reported $0.11 decrease in Free Cash Flow per share would have been an increase of $0.09 or 8.0%. With the performance of the business to date, we are on track to meet or beat our guidance and the proposed extension of bonus depreciation could provide additional benefit,” Hooke added.

MIC’s bulk liquid terminals business, IMTT, generated a 16.0% increase in gross profit and a 21.2% increase in EBITDA (Earnings Before Interest Taxes Depreciation and Amortization) excluding non-cash items during the first quarter of 2014 versus the prior comparable period. The financial result reflects a 10.2% increase in terminal revenue driven in part by colder winter weather in the U.S.

The cold weather drove an increase in heating oil throughput and demand for storage tank heating, the cost of which is typically passed through to IMTT’s customers. IMTT also reported an increased contribution from its environmental response services business, OMI Environmental Solutions, primarily as a result of its involvement in the cleanup of the fuel oil spill in the Houston Ship Channel in March.

MIC’s Atlantic Aviation business generated a 9.5% increase in gross profit and an 11.2% increase in EBITDA excluding non-cash items in the first quarter of 2014 compared with the first quarter in 2013. Continued increases in the volume of general aviation flight activity throughout the U.S. drove growth in the volume of fuel sold and active management of margins on fuel sales contributed to the favorable result.

The gains from MIC’s largest businesses were partially offset by a small decrease in the gross profit and EBITDA excluding non-cash items generated by the Company’s Hawaii Gas business, legal and professional expenses incurred by businesses in the Company’s CP&E segment and the seasonal reduction in the production of electricity by the Company’s solar power generation facilities. Continuing supply disruptions and a year on year decline in tourist visits in Hawaii contributed to the softer results for Hawaii Gas. Operating results for the solar facilities in the CP&E segment were consistent with the Company’s expectations.

“We’re pleased with our overall results for the first quarter,” said Hooke. “Assuming the continued good performance of Atlantic Aviation, there is potential upside in our full-year guidance for proportionately combined Free Cash Flow of between $4.35 and $4.50 per share associated with the implementation of certain cost and tax reduction strategies at IMTT in particular.”

MIC has reported a potential 2014 federal income tax liability for its bulk liquid terminals business of $37.5 million. To the extent that IMTT is able to defease that liability, approximately 50% of the benefit will flow through to MIC’s proportionately combined Free Cash Flow. Proposed legislation extending bonus depreciation on capital expenditures made in 2014 could help ease the potential tax burden at IMTT by as much as $22.0 million and increase Free Cash Flow at MIC by approximately $0.19 per share.

The Galaxy Transactions

MIC raised $123.2 million (net) of new equity in December of 2013 to fund, in part, the Galaxy transactions. The Galaxy transactions had been expected to close late in the first quarter but were delayed pending approval by certain of the airport authorities involved. The additional shares issued, combined with the delay in receipt of the expected cash distributions, contributed to MIC’s reported decline in proportionately combined Free Cash Flow per share versus the first quarter in 2013.

On April 30, 2014, Atlantic Aviation completed the acquisitions of the assets and liabilities of Galaxy Aviation and Boca Aviation. The Galaxy transactions included six FBOs and one new hangar that is currently under construction at one of the six airports at which the FBOs operate for a combined purchase price of $230.0 million. The purchase price was funded using cash that had previously been raised or generated and debt facilities that had previously been arranged.

Dividend

MIC also reported that its Board of Directors authorized a cash dividend of $0.9375, or $3.75 annualized, per share for the first quarter of 2014. The cash dividend will be payable on May 15, 2014 to shareholders of record on May 12, 2014. The 2.7% increase in the dividend reflects the improved first quarter performance of the Company’s businesses and investments and its stated policy of targeting a distribution of between 80% and 85% of its proportionately combined Free Cash Flow.

Use of Non-GAAP Measures

MIC owns and has invested in a portfolio of infrastructure businesses based in the U.S. The businesses include: a 50% (unconsolidated) interest in a bulk liquid terminals business, International-Matex Tank Terminals (“IMTT”); a gas processing and distribution business, Hawaii Gas; an airport services business, Atlantic Aviation; and several businesses in which MIC has varying interests that comprise its Contracted Power and Energy (CP&E) segment.

Proportionately combined Free Cash Flow – the cash generated by each of MIC’s businesses in proportion to the Company’s equity interest in the businesses, after holding company costs - increased to $64.9 million in the first quarter of 2014 from $60.2 million in the first quarter of 2013.

MIC regards Free Cash Flow as an important tool in assessing the performance of its capital intensive, cash generative businesses. The Company defines Free Cash Flow as cash from operating activities, including cash paid for interest and taxes, less maintenance capital expenditures and excluding changes in working capital. Working capital movements are excluded on the basis that these are largely timing differences in payables and receivables, and are therefore not reflective of MIC’s ability to generate cash. See “Cash Generation” below for further information.

Consolidated Results for First Quarter

MIC’s consolidated revenue for the first quarter of 2014 increased by 4.5% compared with the first quarter in 2013. Increased product sales at Atlantic Aviation and incremental product revenue generated by businesses in the Company’s Contracted Power and Energy segment were partially offset by a decrease in the utility portion of the revenues generated by its Hawaii Gas business. MIC notes that fluctuations in revenue also reflect the pass-through of primarily energy-related costs that are recovered in revenue.

Viewing gross profit – defined as revenue less cost of goods sold – as MIC’s top line removes the volatility in revenue associated with fluctuations in energy cost inputs and highlights underlying trends in aggregate volume and margins at MIC’s businesses. The Company’s consolidated gross profit grew to $113.0 million in the first quarter of 2014, up 7.8% compared with the first quarter in 2013.

MIC reported $28.6 million of consolidated net income, before taxes, in the first quarter of 2014 compared with net income of $11.2 million in the first quarter of 2013. Consolidated net income rose on improvement in operating results, the absence of a performance fee payable to the Company’s Manager and a larger contribution from its investment in IMTT (accounted for using the equity method), partially offset by an increase in interest expense.

The increase in consolidated interest expense reflects the relatively higher cost of debt at Atlantic Aviation in 2014 following the successful refinancing of that business’ debt facilities in May of 2013 and higher debt levels in MIC’s CP&E segment resulting from the increase in the size of the operations in the segment. Atlantic’s Aviation’s performance in the first quarter of 2013 reflected an unusually low cost of debt of approximately 2.0% on $706.9 million of total debt outstanding. In the first quarter of 2014, following the refinancing of the business, Atlantic Aviation’s all-in cost of borrowing is approximately 4.7% on $516.4 million of debt. Consolidated debt associated with the CP&E segment increased to $291.6 million from $245.4 million in the first quarter in 2013.

MIC’s financial performance during the first quarter also reflects lower consolidated expenses, particularly those incurred by the MIC holding company. MIC generated a performance fee of more than $22.0 million in the first quarter of 2013 but did not generate a performance fee for the first quarter in 2014.

Base management fees are calculated as a percentage of the Company’s market capitalization and were approximately $1.9 million higher in the first quarter of 2014 versus the prior comparable period as a result of MIC’s higher share price and the increase in its shares outstanding. MIC’s Manager has elected to reinvest any base and performance fees payable in new primary shares rendering these effectively a non-cash item.

Cash Generation

MIC reports EBITDA excluding non-cash items on a consolidated and operating segment basis and reconciles each to consolidated net income (loss). EBITDA excluding non-cash items is a measure relied upon by management in evaluating the performance of its businesses and investments. EBITDA excluding non-cash items is defined as earnings before interest, taxes, depreciation and amortization and non-cash items, which include impairments, gains and losses on derivatives and adjustments for certain other non-cash items reflected in the statement of operations including base management and performance fees settled in shares.

MIC believes that EBITDA excluding non-cash items provides additional insight into the performance of its operating businesses, relative to each other and to similar businesses, without regard to capital structure, their ability to service or reduce debt, fund capital expenditures and/or support distributions to the holding company.

MIC also reports Free Cash Flow, as defined below, on both a consolidated and operating segment basis as a means of assessing the amount of cash generated by its businesses and as a supplement to other information provided in accordance with GAAP, and reconciles each to cash from operating activities. MIC believes that reporting Free Cash Flow provides additional insight into its ability to deploy cash, as GAAP measures, such as net income (loss) and cash from operating activities, do not reflect all of the items that management considers in estimating the amount of cash generated by its operating businesses. MIC defines Free Cash Flow as cash from operating activities, including cash paid for interest and taxes, less maintenance capital expenditures and excluding changes in working capital.

Free Cash Flow does not fully reflect MIC’s ability to freely deploy generated cash, as it does not reflect required payments to be made on MIC’s indebtedness and other fixed obligations or the other cash items excluded when calculating Free Cash Flow. Free Cash Flow may be calculated in a different manner by other companies, which limits its usefulness as a comparative measure. Therefore, Free Cash Flow should be used as a supplemental measure and not in lieu of MIC’s financial results as reported under GAAP.

MIC reports certain financial metrics on a proportionately combined basis including, proportionately combined gross profit, proportionately combined EBITDA excluding non-cash items, proportionately combined cash interest, proportionately combined cash taxes, proportionately combined maintenance capital expenditures, proportionately combined Free Cash Flow, proportionately combined Free Cash Flow per share, proportionately combined growth capital expenditures and proportionately combined net debt. The Company believes that such measures provide investors and management with additional insight into the financial results and cash generated by the combined ownership interest in its businesses and investments for the reporting period.

Proportionately combined metrics used by MIC may be calculated in a different manner by other companies and may limit their usefulness as a comparative measure. Therefore, proportionately combined metrics should be used as a supplement to and not in lieu of, financial results reported in accordance with GAAP.

The following table summarizes MIC’s financial performance on a proportionately combined basis during the quarter ended March 31, 2014 and the prior comparable quarter.

	For the Quarter Ended March 31, 2014
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	Atlantic Aviation	Contracted Power and Energy(2)	MIC Corporate	Proportionately Combined(1)	IMTT 100%	Contracted Power and Energy 100%

Gross profit	42,496	19,972	87,209	3,567	N/A	153,243	84,991	5,821
EBITDA excluding non-cash items	39,737	14,991	40,036	3,878	(858)	97,783	79,473	6,496
Free cash flow	21,416	8,636	31,767	1,612	1,489	64,920	42,832	2,775

	For the Quarter Ended March 31, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	Atlantic Aviation	Contracted Power and Energy(2)	MIC Corporate	Proportionately Combined(1)	IMTT 100%	Contracted Power and Energy 100%

Gross profit	36,647	20,417	79,634	2,489	N/A	139,187	73,294	4,739
EBITDA excluding non-cash items	32,777	15,715	36,018	2,542	(1,465)	85,587	65,554	5,093
Free cash flow	17,200	9,940	27,092	1,315	4,535	60,082	34,399	2,728
__________________________
N/A- Not applicable.
(1) Proportionately combined Free Cash Flow is equal to the sum of Free Cash Flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(2) Proportionately combined Free Cash Flow for Contracted Power and Energy is equal to MIC's controlling ownership interest in its solar power generation and district energy businesses.

IMTT

MIC has a 50% equity interest in IMTT, the operator of one of the largest independent bulk liquid terminals businesses in the U.S. IMTT owns and operates 10 marine storage terminals in the U.S. and is the part owner and operator of two terminals in Canada. The terminals store and handle a wide variety of petroleum grades, chemicals and vegetable and animal oils. To aid in meaningful analysis of the performance of IMTT across periods, the discussion below refers to results for 100% of the business, not MIC’s 50% interest.

Terminal revenue increased 10.2% at IMTT in the first quarter of 2014 compared with the first quarter of 2013. The increase reflects higher heating revenue (cold weather drove an increase in demand for and the cost of natural gas, the cost of which is passed through to customers), firm commitments (fixed monthly charges for access to infrastructure and storage) and growth in ancillary services (primarily due to weather related increases in volume).

As anticipated, capacity utilization in the first quarter of 2014 was flat with the first quarter of 2013 at 92.7%. Utilization rates are expected to remain slightly below historically normal levels of approximately 94.0% while a number of large tanks are out of service for cleaning and inspection.

The higher cost of heating storage tanks in 2014 drove terminal operating costs up in the first quarter of 2014 relative to the prior comparable period although these costs are typically recovered in revenue as a component of IMTT’s storage contracts. Higher terminal operating costs were partially offset by a reduction in repair and maintenance expenses compared with the first quarter in 2013. Repair and maintenance expenses were elevated in the first quarter of 2013 as a result of the impact of Hurricane Sandy on IMTT’s facility at Bayonne, New Jersey.

Environmental response gross profit generated in the first quarter of 2014 increased to $3.1 million from $2.3 million in the first quarter of 2013 primarily as a result of spill response activity this year related to the cleanup of a fuel oil spill in the Houston Ship Channel. The cleanup activity was ongoing at quarter end and as a result environmental gross profit is expected to be higher than normal in the second quarter of 2014 as well.

Free Cash Flow generated by IMTT rose 24.5% to $42.8 million in the first quarter of 2014 from $34.4 million in the first quarter of 2013 primarily as a result of improved operating results and lower repairs and maintenance expenses. The improvement was partially offset by an increased provision for income taxes of $15.1 million compared with $1.7 million in the first quarter of 2013. MIC believes that a substantial portion of IMTT’s full year federal income tax liability could be offset with the implementation of certain tax strategies by year end.

On April 22, 2014, the Board of IMTT declared a distribution for the first quarter of 2014 in the amount $58.5 million, or $29.25 million per shareholder. Included in the amount was a normal distribution of $43.0 million based on IMTT’s operating results and an additional distribution of $15.5 million based on maintenance of leverage levels as required by the Shareholders’ Agreement. The distribution to shareholders of IMTT was made on April 28, 2014.

Hawaii Gas

Hawaii Gas is the owner and operator of the only regulated (“utility”) gas processing and pipeline distribution network in the Hawaiian Islands. The business is also the owner and operator of the largest unregulated (“non-utility”) propane gas distribution business on the islands.

The volume of gas sold by both the utility and non-utility portions of the business decreased in the first quarter of 2014 compared with the first quarter in 2013. Utility volumes decreased by 2.4% on reduced demand from certain commercial customers and non-utility volumes decreased by 1.3%. A portion of the decrease in demand was attributed to a reduction in tourist visits to Hawaii in 2014 compared with 2013. According to data provided by the Hawaii Department of Business, Economic Development and Tourism through March the total number of visitors to Hawaii declined by 3.2% compared with the same period in 2013.

The decrease in non-utility volume also reflects continuing unreliability in local supplies of LPG and the resulting need to bring a greater portion of supply into the market from off-island sources. The unusually cold weather in the U.S. mainland during the winter of 2014 aggravated the situation as LPG prices rose substantially at the same time. The reduction in volume was partially offset by a reduction in direct expenses.

Hawaii Gas generated $8.6 million of Free Cash Flow in the first quarter of 2014 compared with $9.9 million in the first quarter of 2013. The decrease reflects the softer operating results and higher maintenance capital expenditures partially offset by a lower provision for income taxes.

Atlantic Aviation

Atlantic Aviation owns and operates a network of fixed-base operations that provide primarily fuel, terminal services and aircraft hangar services to owners and operators of general aviation (GA) aircraft at airports throughout the U.S. The network is one of the largest of its type in the U.S. air transportation industry.

Gross profit for the first quarter of 2014 increased 9.5% compared with the first quarter of 2013 primarily as a result of an increase in the volume of fuel sold and an increase in average margins on fuel sales generally. Hangar rental revenue and de-icing gross profit were higher as well.

Continued increases in the number of general aviation flight movements in the U.S. during the first quarter of 2014 drove an increase in the volume of jet fuel sold. On a same store basis, the volume of GA jet fuel sold by Atlantic Aviation increased 3.8%. Atlantic Aviation continued to actively manage margins on fuel sales across the network. Average margins on all same store sales rose by 2.7%.

The cold winter weather had both a positive and a negative impact on the performance of Atlantic Aviation. The weather drove an increase in demand for hangar rental and de-icing services. De-icing revenue in the first quarter of 2014 rose by more than 48% compared with the first quarter in 2013. The cold weather also drove increased snow removal and utility costs, both of which are recorded in selling, general and administrative expenses.

Selling, general and administrative expenses were 8.7% higher in the first quarter of 2014 compared with the first quarter of 2013 primarily as a result of costs incurred in connection with the acquisition of an FBO in Kansas City in the fourth quarter of 2013 and the Galaxy transactions which closed on April 30. Same store costs were higher as well, driven by weather-related expenses (snow removal and utilities) and higher labor and incentive costs.

Free Cash Flow generated by Atlantic Aviation during the first quarter of 2014 increased 17.3% to $31.8 million from $27.1 million in the first quarter of 2013. The increase was primarily the result of the improved operating performance, a reduced provision for income taxes and lower maintenance capital expenditures, partially offset by higher interest expense. Cash interest paid rose to $6.2 million from $3.3 million in the prior comparable period due to Atlantic Aviation’s debt bearing interest at a lower rate in the prior period, partially offset by a reduction in overall debt levels in the current period.

At quarter end Atlantic Aviation operated at 63 airports. On April 15, the business sold its operations at Sacramento Mather Airport in California and on April 30 the business commenced operations at the six airports associated with the Galaxy transactions. Atlantic Aviation now operates at 68 airports in the U.S.

Contracted Power and Energy

MIC’s CP&E segment comprises its interests in five contracted power generating facilities (solar photovoltaic) in the Southwest U.S. and a district energy business headquartered in Chicago.

MIC’s CP&E segment produced a 22.8% increase in gross profit in the first quarter of 2014 compared with the first quarter in 2013. The increase relates primarily to the commencement of operations at four solar power generation facilities during 2013, offset by legal and professional expenses and a decrease in finance lease revenue arising out of a previously disclosed termination of a cooling contract by one customer of the district energy business.

Free Cash Flow generated by CP&E increased 1.7% to $2.8 million in the first quarter of 2014 compared with the first quarter of 2013 primarily due to improved operating results, partially offset by an increase in maintenance capital expenditures.

Conference Call and Webcast

When: Management has scheduled a conference call for 8:00 a.m. Eastern Time on Thursday, May 1, 2014 during which it will review and comment on the Company’s results for the first quarter.

How: To listen to the conference call please dial +1(650) 521-5252 at least 10 minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: The Company will prepare materials in support of its conference call presentation. The materials will be available for downloading from the Company’s website the morning of May 1, 2014 prior to the conference call. A link to the materials will be located on the homepage of the MIC website.

Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on May 1, 2014 through midnight on May 8, 2014, at +1(404) 537-3406, Passcode: 29646525. An online archive of the webcast will be available on the Company’s website for one year following the call. MIC-G

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a gas processing and distribution business, Hawaii Gas, several entities comprising a Contracted Power and Energy segment, and a 50% interest in a bulk liquid terminals business, International-Matex Tank Terminals. MIC also owns and operates an airport services business, Atlantic Aviation. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic.

Forward-Looking Statements

This filing contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; its shared decision-making with co-investors over investments including the distribution of dividends; its regulatory environment establishing rate structures and monitoring quality of service, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks, fuel and gas costs; its ability to recover increases in costs from customers, reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED BALANCE SHEETS
($ In Thousands, Except Share Data)

	March 31, 2014	December 31, 2013
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$208,569	$233,373
Restricted cash	38,562	51,884
Accounts receivable, less allowance for doubtful accounts
of $1,121 and $953, respectively	66,990	60,823
Inventories	24,779	25,834
Prepaid expenses	8,654	10,132
Deferred income taxes	5,320	6,197
Equipment lease receivables current	8,690	8,515
Other	11,140	9,792
Total current assets	372,704	406,550
Property, equipment, land and leasehold improvements, net	854,687	854,169
Equipment lease receivables non-current	15,019	16,155
Investment in unconsolidated business	89,434	83,703
Goodwill	514,343	514,494
Intangible assets, net	584,085	592,850
Deferred financing costs, net of accumulated amortization	22,356	22,740
Other	8,010	10,204
Total assets	$2,460,638	$2,500,865

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Due to manager - related party	$3,134	$3,032
Accounts payable	29,567	28,850
Accrued expenses	29,021	42,713
Current portion of long-term debt	160,181	163,083
Fair value of derivative instruments	11,283	13,027
Other	18,689	20,747
Total current liabilities	251,875	271,452
Long-term debt, net of current portion	827,729	831,027
Deferred income taxes	195,226	189,719
Other	55,648	55,399
Total liabilities	1,330,478	1,347,597
Commitments and contingencies	-	-
Members’ equity:
LLC interests, no par value; 500,000,000 authorized; 56,459,047 LLC
interests issued and outstanding at March 31, 2014 and 56,295,595 LLC interests issued and outstanding at December 31, 2013	1,184,108	1,226,733
Additional paid in capital	21,447	21,447
Accumulated other comprehensive loss	(8,652)	(8,445)
Accumulated deficit	(177,141)	(197,507)
Total members’ equity	1,019,762	1,042,228
Noncontrolling interests	110,398	111,040
Total equity	1,130,160	1,153,268
Total liabilities and equity	$2,460,638	$2,500,865

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ In Thousands, Except Share and Per Share Data)

	Quarter Ended March 31, 2014	Quarter Ended March 31, 2013
Revenue
Revenue from product sales	$183,801	$174,115
Revenue from product sales - utility	35,145	36,921
Service revenue	56,502	52,115
Financing and equipment lease income	747	1,055
Total revenue	276,195	264,206
Costs and expenses
Cost of product sales	122,917	116,993
Cost of product sales - utility	29,380	31,489
Cost of services	10,896	10,934
Selling, general and administrative	55,464	49,209
Fees to manager - related party	8,994	29,177
Depreciation	12,154	9,255
Amortization of intangibles	8,765	8,628
Loss on disposal of assets	-	173
Total operating expenses	248,570	255,858
Operating income	27,625	8,348
Other income (expense)
Interest income	64	94
Interest expense(1)	(14,011)	(7,686)
Equity in earnings and amortization charges of investee	14,287	10,462
Other income (expense), net	681	(2)
Net income before income taxes	28,646	11,216
Provision for income taxes(2)	(8,486)	(4,502)
Net income	$20,160	$6,714
Less: net (loss) income attributable to noncontrolling interests	(206)	843
Net income attributable to MIC LLC	$20,366	$5,871

Basic income per share attributable to MIC LLC interest holders	$0.36	$0.12
Weighted average number of shares outstanding: basic	56,369,295	47,584,661

Diluted income per share attributable to MIC LLC interest holders	$0.36	$0.12
Weighted average number of shares outstanding: diluted	56,382,205	47,603,257
Cash dividends declared per share	$0.9375	$0.6875
_________________________
(1) Interest expense includes losses on derivative instruments of $5.3 million and $1.1 million for the quarters ended March 31, 2014 and 2013, respectively, of which net losses of $239,000 and $398,000, respectively, was reclassified from accumulated other comprehensive loss.
(2) Includes $95,000 and $158,000 of benefit for income taxes from accumulated other comprehensive loss reclassifications for the quarters ended March 31, 2014 and 2013, respectively.

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ In Thousands)
	Quarter Ended March 31, 2014	Quarter Ended March 31, 2013

Operating activities
Net income	$20,160	$6,714
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	13,858	10,953
Amortization of intangible assets	8,765	8,628
Loss on disposal of assets	-	106
Equity in earnings and amortization charges of investee	(14,287)	(10,462)
Equity distributions from investee	8,127	-
Amortization of debt financing costs	1,041	947
Adjustments to derivative instruments	1,094	(1,339)
Base management fees to be settled/settled in LLC interests	8,994	7,135
Performance fees settled in LLC interests	-	22,042
Equipment lease receivable, net	996	967
Deferred rent	50	64
Deferred taxes	6,439	3,070
Other non-cash expenses (income), net	692	(1,913)
Changes in other assets and liabilities:
Restricted cash	14,643	1,271
Accounts receivable	(6,431)	(6,238)
Inventories	1,973	(2,394)
Prepaid expenses and other current assets	(492)	(2,462)
Due to manager - related party	(116)	(11)
Accounts payable and accrued expenses	(4,166)	(2,001)
Income taxes payable	(69)	94
Other, net	(2,194)	(1,502)
Net cash provided by operating activities	59,077	33,669

Investing activities
Acquisitions of businesses and investments, net of cash acquired	(1,052)	-
Purchases of property and equipment	(21,613)	(14,834)
Other, net	52	(41)
Net cash used in investing activities	(22,613)	(14,875)

Financing activities
Proceeds from long-term debt	4,884	21,192
Dividends paid to holders of LLC interests	(51,469)	-
Proceeds from the issuance of LLC interests pursuant to MIC Direct	72	-
Contributions received from noncontrolling interests	-	2,000
Distributions paid to noncontrolling interests	(656)	(247)
Payment of long-term debt	(11,084)	(28,050)
Debt financing costs paid	(1,050)	-
Change in restricted cash	(1,506)	-
Payment of notes and capital lease obligations	(454)	(485)
Other, net	(5)	(133)
Net cash used in financing activities	(61,268)	(5,723)

Net change in cash and cash equivalents	(24,804)	13,071
Cash and cash equivalents, beginning of period	233,373	141,376
Cash and cash equivalents, end of period	$208,569	$154,447

Supplemental disclosures of cash flow information
Non-cash investing and financing activities:
Accrued equity offering costs	$1	$195
Accrued financing costs	$-	$665
Accrued purchases of property and equipment	$1,797	$5,755
Acquisition of equipment through capital leases	$-	$1,135
Issuance of LLC interests to manager for performance fees	$-	$43,820
Issuance of LLC interests to manager for base management fees	$8,777	$6,299
Conversion of construction loan to term loan	$60,360	$-
Distributions payable to noncontrolling interests	$128	$214
Taxes paid	$2,116	$1,338
Interest paid	$11,351	$8,471

MACQUARIE INFRASTRUCTURE COMPANY LLC CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS – MD&A

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2014	2013	$	%
	($ In Thousands) (Unaudited)
Revenue
Revenue from product sales	$183,801	$174,115	9,686	5.6
Revenue from product sales - utility	35,145	36,921	(1,776)	(4.8)
Service revenue	56,502	52,115	4,387	8.4
Financing and equipment lease income	747	1,055	(308)	(29.2)
Total revenue	276,195	264,206	11,989	4.5
Costs and expenses
Cost of product sales	122,917	116,993	(5,924)	(5.1)
Cost of product sales - utility	29,380	31,489	2,109	6.7
Cost of services	10,896	10,934	38	0.3
Gross profit	113,002	104,790	8,212	7.8
Selling, general and administrative	55,464	49,209	(6,255)	(12.7)
Fees to manager - related party	8,994	29,177	20,183	69.2
Depreciation	12,154	9,255	(2,899)	(31.3)
Amortization of intangibles	8,765	8,628	(137)	(1.6)
Loss on disposal of assets	-	173	173	100.0
Total operating expenses	85,377	96,442	11,065	11.5
Operating income	27,625	8,348	19,277	NM
Other income (expense)
Interest income	64	94	(30)	(31.9)
Interest expense(1)	(14,011)	(7,686)	(6,325)	(82.3)
Equity in earnings and amortization charges of investee	14,287	10,462	3,825	36.6
Other income (expense), net	681	(2)	683	NM
Net income before income taxes	28,646	11,216	17,430	155.4
Provision for income taxes	(8,486)	(4,502)	(3,984)	(88.5)
Net income	$20,160	$6,714	13,446	NM
Less: net (loss) income attributable to noncontrolling interests	(206)	843	1,049	124.4
Net income attributable to MIC LLC	$20,366	$5,871	14,495	NM
___________________
NM - Not meaningful
(1) Interest expense includes losses on derivative instruments of $5.3 million and $1.1 million for the quarters ended March 31, 2014 and 2013, respectively.

MACQUARIE INFRASTRUCTURE COMPANY LLC RECONCILIATION OF CONSOLIDATED NET INCOME ATTRIBUTABLE TO MIC LLC TO EBITDA EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2014	2013	$	%
	($ In Thousands) (Unaudited)

Net income attributable to MIC LLC(1)	$20,366	$5,871
Interest expense, net(2)	13,947	7,592
Provision for income taxes	8,486	4,502
Depreciation(3)	12,154	9,255
Depreciation - cost of services(3)	1,704	1,698
Amortization of intangibles(4)	8,765	8,628
Loss on disposal of assets	-	106
Equity in earnings and amortization charges of investee	(14,287)	(10,462)
Equity distributions from investee(5)	8,127	-
Base management fees to be settled/settled in LLC interests	8,994	7,135
Performance fees settled in LLC interests	-	22,042
Other non-cash expense (income), net	536	(1,006)
EBITDA excluding non-cash items	$68,792	$55,361	13,431	24.3

EBITDA excluding non-cash items	$68,792	$55,361
Interest expense, net(2)	(13,947)	(7,592)
Adjustments to derivative instruments recorded in interest expense(2)	1,094	(1,339)
Amortization of debt financing costs(2)	1,041	947
Equipment lease receivables, net	996	967
Provision for income taxes, net of changes in deferred taxes	(2,047)	(1,432)
Pension contribution(6)	(310)	-
Changes in working capital	3,458	(13,243)
Cash provided by operating activities	59,077	33,669
Changes in working capital	(3,458)	13,243
Maintenance capital expenditures	(2,825)	(2,617)
Free cash flow	$52,794	$44,295	8,499	19.2
______________________
(1) Net income attributable to MIC LLC excludes net loss attributable to noncontrolling interests of $206,000 for the quarter ended March 31, 2014 and net income attributable to noncontrolling interests of $843,000 for the quarter ended March 31, 2013.
(2) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(3) Depreciation - cost of services includes depreciation expense for our district energy business, a component of Contracted Power and Energy segment, which is reported in cost of services in our consolidated condensed statements of operations. Depreciation and Depreciation - cost of services does not include acquisition-related step-up depreciation expense of $2.0 million for each of the quarters ended March 31, 2014 and 2013 in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated condensed statements of operations.
(4) Amortization of intangibles does not include acquisition-related step-up amortization expense of $85,000 for each of the quarters ended March 31, 2014 and 2013 in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated condensed statements of operations.
(5) Equity distributions from investee in the above table includes distributions we received only up to our share of the earnings recorded in the calculation for EBITDA excluding non-cash items.
(6) Pension contribution of $450,000 for the quarter ended March 31, 2013 was reported in changes in working capital for this period.

MACQUARIE INFRASTRUCTURE COMPANY LLC RECONCILIATION FROM CONSOLIDATED FREE CASH FLOW TO PROPORTIONATELY COMBINED FREE CASH FLOW

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2014	2013	$	%
	($ In Thousands) (Unaudited)

Free Cash Flow- Consolidated basis	$52,794	$44,295	8,499	19.2
Equity distributions from investee(1)	(8,127)	-
100% of CP&E Free Cash Flow included in consolidated Free Cash Flow	(2,775)	(2,728)
MIC's share of IMTT Free Cash Flow	21,416	17,200
MIC's share of CP&E Free Cash Flow	1,612	1,315
Free Cash Flow- Proportionately Combined basis	$64,920	$60,082	4,838	8.1
_________________
(1) The distribution for the fourth quarter of 2013 from IMTT was received in the first quarter of 2014, as customary. Conversely, the distribution for the fourth quarter of 2012 from IMTT was received in the same period.

MACQUARIE INFRASTRUCTURE COMPANY LLC RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

IMTT	Quarter Ended March 31,
	2014	2013	Change Favorable/(Unfavorable)
	$	$	$	%
($ In Thousands) (Unaudited)
Revenue
Terminal revenue	133,690	121,332	12,358	10.2
Environmental response revenue	14,388	10,153	4,235	41.7
Total revenue	148,078	131,485	16,593	12.6
Costs and expenses
Terminal operating costs	51,847	50,304	(1,543)	(3.1)
Environmental response operating costs	11,240	7,887	(3,353)	(42.5)
Total operating costs	63,087	58,191	(4,896)	(8.4)
Terminal gross profit	81,843	71,028	10,815	15.2
Environmental response gross profit	3,148	2,266	882	38.9
Gross profit	84,991	73,294	11,697	16.0
General and administrative expenses	7,866	8,482	616	7.3
Depreciation and amortization	18,274	18,422	148	0.8
Operating income	58,851	46,390	12,461	26.9
Interest expense, net(1)	(7,133)	(6,606)	(527)	(8.0)
Other income	494	742	(248)	(33.4)
Provision for income taxes	(21,102)	(17,121)	(3,981)	(23.3)
Noncontrolling interest	(129)	(75)	(54)	(72.0)
Net income	30,981	23,330	7,651	32.8

Reconciliation of net income to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:

Net income	30,981	23,330
Interest expense, net(1)	7,133	6,606
Provision for income taxes	21,102	17,121
Depreciation and amortization	18,274	18,422
Other non-cash expenses(2)	1,983	75
EBITDA excluding non-cash items	79,473	65,554	13,919	21.2

EBITDA excluding non-cash items	79,473	65,554
Interest expense, net(1)	(7,133)	(6,606)
Adjustments to derivative instruments recorded in interest expense(1)	(4,136)	(4,409)
Amortization of debt financing costs(1)	844	666
Provision for income taxes, net of changes in deferred taxes	(15,109)	(1,685)
Changes in working capital	5,248	(17,387)
Cash provided by operating activities	59,187	36,133
Changes in working capital	(5,248)	17,387
Maintenance capital expenditures(3)	(11,107)	(19,121)
Free cash flow	42,832	34,399	8,433	24.5
_____________________
(1) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2) IMTT management's calculation of IMTT's EBITDA includes various non-cash items, unlike MIC’s other businesses. In order to ensure IMTT’s EBITDA excluding non-cash items does in fact excludes non-cash items, and to promote consistency across its reporting segments, MIC has excluded known non-cash items when calculating IMTT’s EBITDA excluding non-cash items including primarily the non-cash pension expense of $1.8 million for the quarter ended March 31, 2014. The non-cash pension expense of $2.8 million was reported in changes in working capital for the quarter ended March 31, 2013.
(3) Maintenance capital expenditures includes a reclassification from growth capital expenditures during the quarter ended March 31, 2013 of $509,000.

Hawaii Gas	Quarter Ended March 31,
	2014	2013	Change Favorable/(Unfavorable)
	$	$	$	%
($ In Thousands) (Unaudited)
Contribution margin
Revenue - non-utility	34,206	32,085	2,121	6.6
Cost of revenue - non-utility	16,963	13,354	(3,609)	(27.0)
Contribution margin - non-utility	17,243	18,731	(1,488)	(7.9)
Revenue - utility	35,145	36,921	(1,776)	(4.8)
Cost of revenue - utility	25,229	26,654	1,425	5.3
Contribution margin - utility	9,916	10,267	(351)	(3.4)
Total contribution margin	27,159	28,998	(1,839)	(6.3)
Production	2,384	2,715	331	12.2
Transmission and distribution	4,803	5,866	1,063	18.1
Gross profit	19,972	20,417	(445)	(2.2)
Selling, general and administrative expenses	5,623	5,332	(291)	(5.5)
Depreciation and amortization	2,258	2,158	(100)	(4.6)
Operating income	12,091	12,927	(836)	(6.5)
Interest expense, net(1)	(1,787)	(1,705)	(82)	(4.8)
Other expense	(82)	(32)	(50)	(156.3)
Provision for income taxes	(4,027)	(4,483)	456	10.2
Net income(2)	6,195	6,707	(512)	(7.6)

Reconciliation of net income to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:

Net income(2)	6,195	6,707
Interest expense, net(1)	1,787	1,705
Provision for income taxes	4,027	4,483
Depreciation and amortization	2,258	2,158
Other non-cash expenses	724	662
EBITDA excluding non-cash items	14,991	15,715	(724)	(4.6)

EBITDA excluding non-cash items	14,991	15,715
Interest expense, net(1)	(1,787)	(1,705)
Adjustments to derivative instruments recorded in interest expense(1)	(7)	(78)
Amortization of debt financing costs(1)	118	106
Provision for income taxes, net of changes in deferred taxes	(2,711)	(3,092)
Pension contribution(3)	(310)	-
Changes in working capital	(5,488)	(10,567)
Cash provided by operating activities	4,806	379
Changes in working capital	5,488	10,567
Maintenance capital expenditures	(1,658)	(1,006)
Free cash flow	8,636	9,940	(1,304)	(13.1)
_____________________
(1) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated in consolidation.
(3) Pension contribution of $450,000 for the quarter ended March 31, 2013 was reported in changes in working capital for this period.

Atlantic Aviation	Quarter Ended March 31,
	2014	2013	Change Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue
Fuel revenue	145,937	140,344	5,593	4.0
Non-fuel revenue	48,024	43,796	4,228	9.7
Total revenue	193,961	184,140	9,821	5.3
Cost of revenue
Cost of revenue-fuel	102,058	99,785	(2,273)	(2.3)
Cost of revenue-non-fuel	4,694	4,721	27	0.6
Total cost of revenue	106,752	104,506	(2,246)	(2.1)
Fuel gross profit	43,879	40,559	3,320	8.2
Non-fuel gross profit	43,330	39,075	4,255	10.9
Gross profit	87,209	79,634	7,575	9.5
Selling, general and administrative expenses	47,243	43,477	(3,766)	(8.7)
Depreciation and amortization	14,933	13,871	(1,062)	(7.7)
Loss on disposal of assets	-	173	173	100.0
Operating income	25,033	22,113	2,920	13.2
Interest expense, net(1)	(9,565)	(4,099)	(5,466)	(133.3)
Other income (expense)	2	(4)	6	150.0
Provision for income taxes	(4,915)	(7,398)	2,483	33.6
Net income(2)	10,555	10,612	(57)	(0.5)

Reconciliation of net income to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:

Net income(2)	10,555	10,612
Interest expense, net(1)	9,565	4,099
Provision for income taxes	4,915	7,398
Depreciation and amortization	14,933	13,871
Loss on disposal of assets	-	106
Other non-cash expense (income)	68	(68)
EBITDA excluding non-cash items	40,036	36,018	4,018	11.2

EBITDA excluding non-cash items	40,036	36,018
Interest expense, net(1)	(9,565)	(4,099)
Adjustments to derivative instruments recorded in interest expense(1)	2,626	25
Amortization of debt financing costs(1)	731	661
Provision for income taxes, net of changes in deferred taxes	(1,244)	(4,048)
Changes in working capital	(971)	3,158
Cash provided by operating activities	31,613	31,715
Changes in working capital	971	(3,158)
Maintenance capital expenditures	(817)	(1,465)
Free cash flow	31,767	27,092	4,675	17.3
_____________________
(1) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated in consolidation.

Contracted Power and Energy	Quarter Ended March 31,
	2014	2013	Change Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)

Product sales	3,658	1,686	1,972	117.0
Service revenue	8,478	8,319	159	1.9
Finance lease revenue	747	1,055	(308)	(29.2)
Total revenue	12,883	11,060	1,823	16.5
Cost of revenue — product	860	108	(752)	NM
Cost of revenue — service(1)	6,202	6,213	11	0.2
Cost of revenue — total	7,062	6,321	(741)	(11.7)
Gross profit	5,821	4,739	1,082	22.8
Selling, general and administrative expenses	1,552	1,225	(327)	(26.7)
Depreciation	3,406	1,517	(1,889)	(124.5)
Amortization of intangibles	322	337	15	4.5
Operating income	541	1,660	(1,119)	(67.4)
Interest expense, net(2)	(2,645)	(1,877)	(768)	(40.9)
Other income, net	761	2,490	(1,729)	(69.4)
Provision for income taxes	(599)	(1,963)	1,364	69.5
Noncontrolling interest	527	(428)	955	NM
Net loss	(1,415)	(118)	(1,297)	NM

Reconciliation of net loss to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:

Net loss	(1,415)	(118)
Interest expense, net(2)	2,645	1,877
Provision for income taxes	599	1,963
Depreciation(1)	5,110	3,215
Amortization of intangibles	322	337
Other non-cash income	(765)	(2,181)
EBITDA excluding non-cash items	6,496	5,093	1,403	27.5

EBITDA excluding non-cash items	6,496	5,093
Interest expense, net(2)	(2,645)	(1,877)
Adjustments to derivative instruments recorded in interest expense(2)	(1,525)	(1,286)
Amortization of debt financing costs(2)	192	180
Equipment lease receivable, net	996	967
Provision for income taxes, net of changes in deferred taxes	(389)	(203)
Changes in working capital	12,423	874
Cash provided by operating activities	15,548	3,748
Changes in working capital	(12,423)	(874)
Maintenance capital expenditures	(350)	(146)
Free cash flow	2,775	2,728	47	1.7
_____________________
NM - Not meaningful
(1) Includes depreciation expense related to our district energy business of $1.7 million for the quarters ended March 31, 2014 and 2013.
(2) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.

Corporate and Other	Quarter Ended March 31,
	2014	2013	Change Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)

Base management fees	8,994	7,135	(1,859)	(26.1)
Performance fees	-	22,042	22,042	100.0
Selling, general and administrative expenses	1,046	1,606	560	34.9
Operating loss	(10,040)	(30,783)	20,743	67.4
Interest income	50	89	(39)	(43.8)
Other expense, net	-	(25)	25	100.0
Benefit for income taxes	1,055	9,342	(8,287)	(88.7)
Noncontrolling interest	(321)	(415)	94	22.7
Net loss(1)	(9,256)	(21,792)	12,536	57.5

Reconciliation of net loss to EBITDA excluding non-cash items and cash used in operating activities to Free Cash Flow:

Net loss(1)	(9,256)	(21,792)
Interest income	(50)	(89)
Benefit for income taxes	(1,055)	(9,342)
Base management fees to be settled/settled in LLC interests	8,994	7,135
Performance fees settled in LLC interests	-	22,042
Other non-cash expense	509	581
EBITDA excluding non-cash items	(858)	(1,465)	607	41.4

EBITDA excluding non-cash items	(858)	(1,465)
Interest income	50	89
Benefit for income taxes, net of changes in deferred taxes	2,297	5,911
Changes in working capital	(2,506)	(6,708)
Cash used in operating activities	(1,017)	(2,173)
Changes in working capital	2,506	6,708
Free cash flow	1,489	4,535	(3,046)	(67.2)
_____________________
(1) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated in consolidation.

MACQUARIE INFRASTRUCTURE COMPANY LLC RECONCILIATION OF PROPORTIONATELY COMBINED NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	For the Quarter Ended March 31, 2014
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas 100%	Atlantic Aviation 100%	Contracted Power and Energy(2)	MIC Corporate 100%	Proportionately Combined(1)	IMTT 100%	Contracted Power and Energy 100%

Net income (loss) attributable to MIC LLC	15,491	6,195	10,555	525	(9,256)	23,510	30,981	(1,415)
Interest expense (income), net(3)	3,567	1,787	9,565	1,731	(50)	16,600	7,133	2,645
Provision (benefit) for income taxes	10,551	4,027	4,915	429	(1,055)	18,867	21,102	599
Depreciation	8,905	1,946	6,802	3,354	-	21,007	17,809	5,110
Amortization of intangibles	233	312	8,131	161	-	8,837	465	322
Base management fee settled/to be settled in LLC interests	-	-	-	-	8,994	8,994	-	-
Other non-cash expense (income)(4)	992	724	68	(2,323)	509	(30)	1,983	(765)
EBITDA excluding non-cash items	39,737	14,991	40,036	3,878	(858)	97,783	79,473	6,496

EBITDA excluding non-cash items	39,737	14,991	40,036	3,878	(858)	97,783	79,473	6,496
Interest (expense) income, net(3)	(3,567)	(1,787)	(9,565)	(1,731)	50	(16,600)	(7,133)	(2,645)
Adjustments to derivative instruments recorded in interest expense, net(3)	(2,068)	(7)	2,626	(763)	-	(212)	(4,136)	(1,525)
Amortization of deferred finance charges(3)	422	118	731	101	-	1,372	844	192
Equipment lease receivables, net	-	-	-	498	-	498	-	996
Provision/benefit for income taxes, net of changes in deferred taxes	(7,555)	(2,711)	(1,244)	(196)	2,297	(9,408)	(15,109)	(389)
Pension contribution	-	(310)	-	-	-	(310)	-	-
Changes in working capital	2,624	(5,488)	(971)	10,530	(2,506)	4,189	5,248	12,423
Cash provided by (used in) operating activities	29,594	4,806	31,613	12,318	(1,017)	77,313	59,187	15,548
Changes in working capital	(2,624)	5,488	971	(10,530)	2,506	(4,189)	(5,248)	(12,423)
Maintenance capital expenditures	(5,554)	(1,658)	(817)	(175)	-	(8,204)	(11,107)	(350)
Free cash flow	21,416	8,636	31,767	1,612	1,489	64,920	42,832	2,775

	For the Quarter Ended March 31, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas 100%	Atlantic Aviation 100%	Contracted Power and Energy(2)	MIC Corporate 100%	Proportionately Combined(1)	IMTT 100%	Contracted Power and Energy 100%

Net income (loss) attributable to MIC LLC	11,665	6,707	10,612	281	(21,792)	7,473	23,330	(118)
Interest expense (income), net(3)	3,303	1,705	4,099	985	(89)	10,003	6,606	1,877
Provision (benefit) for income taxes	8,561	4,483	7,398	1,855	(9,342)	12,955	17,121	1,963
Depreciation	9,118	1,846	5,892	1,721	-	18,577	18,235	3,215
Amortization of intangibles	94	312	7,979	169	-	8,553	187	337
Loss on disoposal of assets	-	-	106	-	-	106	-	-
Base management fee settled in LLC interests	-	-	-	-	7,135	7,135	-	-
Performance fee settled in LLC interests	-	-	-	-	22,042	22,042	-	-
Other non-cash expense (income)(4)	38	662	(68)	(2,468)	581	(1,256)	75	(2,181)
EBITDA excluding non-cash items	32,777	15,715	36,018	2,542	(1,465)	85,587	65,554	5,093

EBITDA excluding non-cash items	32,777	15,715	36,018	2,542	(1,465)	85,587	65,554	5,093
Interest (expense) income, net(3)	(3,303)	(1,705)	(4,099)	(985)	89	(10,003)	(6,606)	(1,877)
Adjustments to derivative instruments recorded in interest expense, net (3)	(2,205)	(78)	25	(643)	-	(2,901)	(4,409)	(1,286)
Amortization of deferred finance charges(3)	333	106	661	92	-	1,192	666	180
Equipment lease receivables, net	-	-	-	484	-	484	-	967
Provision/benefit for income taxes, net of changes in deferred taxes	(843)	(3,092)	(4,048)	(102)	5,911	(2,173)	(1,685)	(203)
Changes in working capital(5)	(8,694)	(10,567)	3,158	1,459	(6,708)	(21,352)	(17,387)	874
Cash provided by (used in) operating activities	18,067	379	31,715	2,847	(2,173)	50,834	36,133	3,748
Changes in working capital(5)	8,694	10,567	(3,158)	(1,459)	6,708	21,352	17,387	(874)
Maintenance capital expenditures(6)	(9,561)	(1,006)	(1,465)	(73)	-	(12,105)	(19,121)	(146)
Free cash flow	17,200	9,940	27,092	1,315	4,535	60,082	34,399	2,728
___________________________
(1) Proportionately combined Free Cash Flow is equal to the sum of Free Cash Flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(2) Proportionately combined Free Cash Flow for Contracted Power and Energy is equal to MIC's controlling ownership interest in its solar power generation and district energy businesses.
(3) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(4) IMTT management's calculation of IMTT's EBITDA includes various non-cash items, unlike MIC’s other businesses. In order to ensure IMTT’s EBITDA excluding non-cash items does in fact excludes non-cash items, and to promote consistency across its reporting segments, MIC has excluded known non-cash items when calculating IMTT’s EBITDA excluding non-cash items including primarily the non-cash pension expense of $1.8 million for the quarter ended March 31, 2014. The non-cash pension expense of $2.8 million was reported in changes in working capital for the quarter ended March 31, 2013.
(5) Pension contribution of $450,000 for Hawaii Gas for the quarter ended March 31, 2013 was reported in changes in working capital.
(6) Maintenance capital expenditures at IMTT includes a reclassification from growth capital expenditures during the quarter ended March 31, 2013 of $509,000.

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